EXHIBIT 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc. SM	Dan Rollins
4295 San Felipe	Senior Vice President
Houston, Texas 77027	713.693.9300
dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC. SM

COMPLETES ACQUISITION OF

BANKDALLAS

Prosperity Bank SM further expands presence in Dallas

2nd Quarter Dividend Announced

2nd Quarter Earnings Announcement Date Set

HOUSTON, June 2, 2003. Prosperity Bancshares, Inc. (NASDAQ: PRSP) announced today that it has completed the acquisition of Dallas Bancshares Corporation and its primary subsidiary, BankDallas, ssb. The proposed acquisition was announced on March 5, 2003. In conjunction with the acquisition, BankDallas’ location at 3802 Oak Lawn Avenue in Dallas will become the Turtle Creek Banking Center of Prosperity Bank.

Mark Lovvorn, President and Chief Executive Officer of BankDallas has joined Prosperity’s management team as Chairman—Dallas Area Banking Centers. He joins Prosperity’s existing Dallas management team of Ed Henry, Vice Chairman—Dallas Area Banking Centers; Cindy Swindle, Senior Vice President; Perry Johnson, President—Camp Wisdom Banking Center; Jeanna “Cookie” Smith,

President—Westmoreland Banking Center; and Gena Villanueva, President—Abrams Centre Banking Center. Richard “Dick” Giesecke has been named President—Turtle Creek Banking Center.

Other officers joining the Prosperity team include: Melanie Cathey, Senior Vice President; Stan Ingram, Senior Vice President; Ken Maynard, Vice President; Rebecca Aday, Banking Center Officer; Sendy Hock, Banking Center Officer; Diane Gonzales, Banking Center Officer; Mark Killingsworth, Banking Center Officer; Donna Welch, Banking Center Officer; and Joyce Worthington, Banking Center Officer.

“Today is an another exciting day for Prosperity Bank SM in Dallas. With the completion of this merger, our bank has grown to five (5) full service banking centers in Dallas with over $200 million in deposits in less than one year,” remarked Dan Rollins, Senior Vice President of Prosperity Bancshares SM. “We believe we will be able to continue to prosper in Dallas by providing top quality banking products and services with a personal touch.”

“As we continue to expand in Dallas, we are very pleased that Mark Lovvorn and his team have chosen to become our partners. We believe that our new Turtle Creek Banking Center will be an integral part of our Dallas presence. With Mark’s leadership, we believe there are opportunities for further expansion in Dallas,” remarked David Zalman, President and Chief Executive Officer of Prosperity Bancshares.

“BankDallas’ customers will continue to enjoy the same style of personal banking they have enjoyed in the past,” said Mark Lovvorn. “We are committed to Dallas and are pleased to offer our customers the sophisticated products and services of Prosperity Bank SM. In fact, our customers will notice a difference within a few weeks with the availability of internet banking and debit cards.”

“With five (5) full service banking centers, over $200 million in deposits and over $100 million in loans in the Dallas market, I am certain that this is a positive move for our customers. Our dedicated team of professional bankers within the Dallas area are all able to assist our customers with larger loans and a broader array of products and services,” added Lovvorn.

As of March 31, 2003, BankDallas had total assets of $42.0 million, total deposits of $37.6 million and total loans of $28.3 million.

Second Quarter Dividend

The Board of Directors of Prosperity Bancshares, Inc. SM has declared a quarterly cash dividend of $0.0625 per share to holders of Prosperity’s common stock.

The second quarter dividend is payable on July 1, 2003 to all shareholders of record as of June 13, 2003.

Second Quarter Earnings Announcement Date

Prosperity Bancshares, Inc. SM second quarter earnings announcement will be distributed before the market opens on Tuesday, July 22, 2003. Prosperity’s management team will host a conference call on the same day at 10:30 am Central Daylight Time to discuss its second quarter earnings. Participants will include David Zalman, President and Chief Executive Officer; Tim Timanus, Executive Vice President and Chief Operating Officer; David Hollaway, CPA, Chief Financial Officer; and Dan Rollins, Senior Vice President. Interested parties may listen live over the Internet at www.prosperitybanktx.com.

Prosperity Bancshares, Inc. SM

Prosperity Bancshares, Inc. SM, formed in 1983, is a $2.0 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Trust and Financial Services, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. The company currently operates forty-five (45) full service banking locations in fifteen contiguous counties including the Greater Houston Metropolitan Area, and in Dallas. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Dayton, Dallas—Abrams Centre, Dallas—Camp Wisdom, Dallas—Glenn Heights, Dallas—Turtle Creek, Dallas—Westmoreland, East Bernard, Edna, El Campo, Galveston, Goliad, Hitchcock, Houston—Aldine, Houston—Bellaire, Houston -CityWest, Houston—Copperfield, Houston—Cypress, Houston—Downtown, Houston—Fairfield, Houston—Gladebrook, Houston—Highway 6 West, Houston—Medical Center, Houston—Memorial, Houston—Post Oak, Houston—River Oaks, Houston—Tanglewood, Houston—Waugh Drive, Houston -Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.)

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc. SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or impliedby theforward-looking statements.Theserisksanduncertaintiesincludewhether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations(including changesingovernmentalinterpretationsof regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments orprograms;fluctuationsin the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report of Form 10-K .

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.